Exhibit 10.9

TETRA TECHNOLOGIES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of July 1, 2002

TETRA TECHNOLOGIES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

WITNESSETH:

WHEREAS, TETRA Technologies, Inc. (the "Company") desires to establish a nonqualified plan that will enable eligible persons the ability to electively defer compensation, which the Company believes will help it to attract and retain exceptional individuals to serve on its Board of Directors and to become employees of the Company and its subsidiaries;

NOW, THEREFORE, effective as of July 1, 2002, the TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan (the "Plan") is hereby adopted by the Company as follows:

I.

Definitions and Construction

1.1   Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

Account(s): Individual notional accounts established for each Member to account separately for contributions under the Plan according to the source of each contribution. There are four types of Accounts for each Member: Before-Tax Account, Employer Matching Account, Employer Account and Option Deferral Account. The Option Deferral Account shall constitute an Account, as well as a Class Share, as defined below.

Base Compensation: The total base salary payable to an Employee with respect to a Plan Year after becoming a Member, determined before any elective deferrals made therefrom by the Employee.

Before-Tax Account: An individual notional account for each Member, which is credited with the Before-Tax Contributions elected by such Member and credited with or debited for such Account's allocation of deemed net investment income or loss, as the case may be.

Before-Tax Contributions: Contributions made to the Plan by the Employer on a Member's behalf in accordance with the Member's election to defer Compensation.

Beneficiary: The person(s) designated by a Member, on a form provided by the Committee and filed with the Company's Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Member may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Member, the Beneficiary shall be the Member's surviving spouse or, if none, his or her estate.

Board: The board of directors of the Company.

Bonus: The amount of any annual bonus payable to a Member who is an Employee with respect to a Plan Year and any other special bonus or payment that the Committee may designate, determined before any elective deferrals made therefrom by the Employee. The term "Bonus" shall not include or refer to (i) any income or compensation attributable to the receipt or exercise of any stock option or the disposition of any shares of stock resulting from any such exercise, (ii) any Employer Matching Contributions or Employer Contributions, or (iii) any income resulting from a distribution or payment of any amount under this Plan.

Cause: Conduct by the Member constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates or a criminal or civil conviction for conduct by the Member that would reasonably be expected to result in material injury to the reputation of the Employer if he were retained in his position with the Employer, including, without limitation, conviction of a felony involving moral turpitude.

Change of Control: The effective date on which any of the following occurs:

(i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity),

(ii) the Company sells, exchanges, disposes or otherwise transfers all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary),

(iii) any person or entity (including a "group" as contemplated by Section 13(d)(3) of the Securities Act of 1934) after the date hereof acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of stock of the Company,

(iv) the Company is to be dissolved and liquidated, or

(v) as a result of or in connection with a contested election of directors, persons who were directors of the Company immediately before such election shall cease to constitute a majority of the Board.

Class Share: Individual notional accounts (not to exceed five) established for each Member to account separately for amounts held under the Plan according to the rules and restrictions on distributions and timing of payments, as well as the investment options available and selected by each Member as applicable to such separate amounts. One account shall be designated the Retirement Account, another shall be designated the Option Deferral Account, and the Member may designate up to three Short-Term Accounts. Except for the Option Deferral Account, each Class Share may hold Before-Tax Contributions, Employer Matching Contributions and Employer Contributions and will be subject to the investment and distribution rules hereinafter set forth. The Option Deferral Account shall hold only Option Deferral Contributions, shall be deemed invested only and fully in Company Stock and shall not be subject to any other investment option.

Committee: The administrative committee established and charged with responsibility for the administration of the Plan, as provided in Article IX.

Company: TETRA Technologies, Inc.

Company Stock: The common stock of the Company.

Compensation: With respect to a Director, the annual retainer and any meeting fees payable for the Plan Year. With respect to an Employee, his Base Compensation and/or Bonus payable for the Plan Year.

Directors: The members of the board of directors of the Company who are not Employees.

Disability: Receiving benefits under the Company's long-term disability plan or such other mental or physical incapacity approved by the Board of the Company.

Effective Date: July 1, 2002.

Eligible Person: (1) Each Employee of the Company who is in one of the following positions: President, Executive Vice President, Senior Vice President; (2) each Employee who reports directly to one of such officer and whose Base Compensation for a Plan Year is expected to be $100,000 or greater; and (3) each other Employee who is designated by the Committee as eligible to participate. Notwithstanding the foregoing, an Employee must be within a select group of management or highly compensated employees of the Employer for purposes of ERISA in order to be an Eligible Person. In addition, each Director shall be an Eligible Person.

Employee: Each employee of an Employer.

Employer: The Company and each Subsidiary designated by the Committee as being eligible to participate in the Plan. A Subsidiary so designated shall be deemed to have adopted this Plan immediately upon the designation of or deferral by an Eligible Person employed by such Subsidiary.

Employer Matching Account: An individual notional account established as an Account for each Member, which is credited with the Employer Matching Contributions, if any, made on such Member's behalf, and which is credited with or debited for such Account's allocation of deemed net income, gain or loss, as the case may be.

Employer Matching Contributions: Contributions made to the Plan by the Employer with respect to a Member's Before-Tax Contributions.

Employer Account: An individual notional account established as an Account for a Member, which is credited with the Employer Contributions, if any, made on such Member's behalf and which is credited with or debited for such Account's allocation of deemed net income, gain or loss, as the case may be.

Employer Contributions: Contributions made to the Plan by the Employer on behalf of a Member other than Before-Tax Contributions, Employer Matching Contributions, or Deferred Option Contributions.

Equitable Share: The portion of the assets, if any, held in the Trust from time to time for a particular Employer, which shall be determined on the basis of the assets contributed by such Employer for its Members, adjusted as appropriate for income, gains, losses, expenses, distributions, payments and withdrawals allocable to such assets. Notwithstanding the foregoing, however, if the Company shall contribute assets -- whether Company Stock or otherwise -- to the Trust for the benefit of another Employer with respect to amounts owed hereunder to Members of the Plan who are Employees of such other Employer, then such assets (adjusted as provided above) while held by the Trust shall be considered as a part of the Equitable Share of both the Company and such other Employer so that such assets shall be subject to the claims of creditors of either the Company or such other Employer; provided, however, that if any such assets contributed by the Company are not distributed or paid to the Members (or their Beneficiaries) of such other Employer, such assets shall revert solely to the Company upon the termination of the Trust.

Insolvent or Insolvency: With respect to any Employer shall mean the earliest of the Employer becoming subject to proceedings as a debtor under the Federal Bankruptcy Code, the general assignment by that Employer to or for the benefit of its creditors, or the inability of the Employer to pay its debts as they mature.

Investment Fund: An investment vehicle made available for the deemed investment of Class Shares.

Member: Each Eligible Person who has elected to participate in the Plan pursuant to Article II and, if applicable, each Employee designated as a Member by the Committee pursuant to Article II, regardless of whether such Employee elects to defer part of his Compensation under the Plan.

Option Deferral Account: An individual notional account established as both an Account and a Class Share for a Member who satisfies the election and exercise requirements under Section 3.4. The Option Deferral Account of a Member shall be allocated and credited with all Option Deferral Contributions for such Member (and no other contributions for such Member) and shall deemed fully and always invested in phantom shares or units of Company Stock and no other investment option otherwise available under the Plan. This Class Share shall be subject to the distribution rules of Article VII.

Option Deferral Contribution: A contribution by the Employer to the Option Deferral Account of a Member pursuant to an Option Deferral Election by such Member.

Option Deferral Election: An election by a Member made as provided in Section 3.4 to defer under this Plan the receipt of income resulting from the exercise of a Stock Option granted to the Member.

Plan: The TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan, as amended from time to time.

Plan Year: Each calendar year; provided, however, the initial Plan Year shall be a short year beginning July 1, 2002 and ending December 31, 2002.

Retirement: In the case of an Employee, Retirement shall mean the termination of employment with the Company and its affiliates on or after reaching age 65 or, if prior to reaching age 65, with the consent of the Board. In the case of a Director, Retirement shall mean resignation from the Board on or after reaching age 65, or if prior to reaching age 65, with the consent of the Board.

Retirement Account: An individual notional account established as a Class Share for each Member to which contributions will be allocated according to the terms of Article IV and which will be subject to the distribution rules set forth in Article VII.

Short-Term Accounts: Individual notional accounts (not to exceed three) established as Class Shares for each Member to which contributions will be allocated according to the terms of Article IV and which will be subject to the distribution rules set forth in Article VII.

Stock Option: A nonqualified stock option to acquire shares granted to a Member under the Stock Option Plan.

Stock Option Plan: Any stock option plan, agreement or grant established, maintained or entered into by an Employer.

Subsidiary: Any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any corporation, partnership or business venture in which the Company owns, directly or indirectly, a significant financial interest provided that (i) the Committee designates such corporation, partnership or business venture to be a Subsidiary for the purposes of this Plan for any Plan Year and (ii) the board of directors (or equivalent governing authority) of such corporation, partnership or business venture consents to being designated as a Subsidiary.

Trust: The "rabbi trust," if any, established under the Trust Agreement.

Trust Agreement: The agreement, if any, entered into between the Company and the Trustee.

Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits, and increments thereto.

Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

Unforeseeable Financial Emergency: An unexpected need of a Member for cash, which (i) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such Member, (ii) would result in severe financial hardship to such Member if his deferral election was not canceled and/or if a withdrawal pursuant to Section 8.3 was not permitted, and (iii) is not reasonably satisfiable from other resources of such Member. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for a Member, his spouse, or his children, shall not be considered to be the result of an unforeseeable financial emergency.

Valuation Dates: The last day of each calendar month and any other date(s) designated by the Committee.

1.2   Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3   Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

1.4   Construction. It is intended that the Plan constitute, with respect to employees of the Employer, an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer within the meaning of ERISA and that the Plan be unfunded for purposes of the Internal Revenue Code and Title I of ERISA, and all provisions herein shall be construed in accordance with such intent.

II.

Participation

2.1   Participation. Prior to the first day of each Plan Year, the Committee shall notify those individuals who are Eligible Persons for such Plan Year. Each such Eligible Person may become a Member on the first day of the Plan Year next following such notification by executing and filing with the Committee, prior to such date, the election form prescribed by the Committee. An individual who becomes an Eligible Person after the beginning of a Plan Year may become a Member by completing the appropriate forms within 30 days of the date he becomes an Eligible Person and his participation shall be effective with respect to Compensation earned after the day he becomes a Member and/or Stock Options exercised on or after the latest date specified in Section 3.4(c).

2.2   Termination of Participation or Eligibility. Notwithstanding any provision herein to the contrary, an Eligible Person who has become, or is entitled to become, a Member of the Plan shall cease to be, or to be entitled to become, a Member effective as of the earlier of the date he is no longer an Eligible Person or any date designated by the Committee. In the event that a Member of the Plan ceases to be a Member, (1) his or her Accounts and the vested amounts deemed to be allocated thereto shall be maintained and deemed to be invested until otherwise paid or forfeited as provided under this Plan, (2) he or she shall cease to be eligible to have contributions credited to his or her Accounts for periods after he or she ceases to be a Member, and (3) his or her percentage of vesting may be increased (but not decreased except upon termination for Cause or as otherwise provided herein) at the discretion of the Board. For any other purpose, the terminated Member shall still be considered a Member under the Plan until his or her vested balances in his or her Accounts are paid or forfeited unless the Committee determines otherwise or considering the terminated member as a Member for a particular purpose or provision would be contrary to the meaning of that purpose or provision of the Plan.

2.3   401(k) Plan Participation. Notwithstanding anything herein to the contrary, an Eligible Person who is an Employee may not make a Before-Tax Contribution under this Plan unless at such time the Member has already made or is currently making for such Plan Year the maximum 401(k) contribution permitted under the terms of the Employer's 401(k) plan or is then currently making 401(k) contributions at the highest rate of elective deferral per payroll period allowed by the plan administrator of the Employer's 401(k) Plan.

III.

Contributions

3.1   Before-Tax Contributions.

(a) A Member may elect to defer as a Before-Tax Contribution any whole percentage from 5% to 100% of his Compensation, but not less than $5,000 for a Plan Year. An election to defer Compensation shall be made by such Member prior to his date of participation for the Plan Year by authorizing the Employer, in the manner prescribed by the Committee, to reduce his Compensation in the elected amount. Notwithstanding anything in the Plan to the contrary, all deferrals of Compensation shall be "net" of all employment tax deduction, wage withholding and any other payroll deductions, required or elected by the Member. Compensation for a Plan Year not so deferred shall be received by such Member in cash on the regularly scheduled dates. The reduction in a Member's Compensation for a Plan Year pursuant to his election hereunder shall be effected by Compensation reductions on each date such Compensation would otherwise have been paid to the Member in cash following the effective date of such election. Except as provided below, a Member's Before-Tax Contribution election shall be irrevocable for the Plan Year, or remainder of the Plan Year, for which such election is made and shall remain in force and effect for all Plan Years following its effective date until changed or canceled as provided below or until such Member's participation in the Plan is terminated pursuant to Section 2.2.

(b) Notwithstanding Section 2.1 and 3.1(a) to the contrary, a Member who is an Employee may make separate deferral elections with respect to his Base Compensation and Bonus. And, with the Committee's consent, such separate Bonus deferral election must be made no later than November 30 of the year with respect to which the Bonus is to be earned (or June 21, 2002, with respect to the initial Plan Year) and otherwise be in such manner and form as the Committee may prescribe.

(c) A Member who has elected to defer a portion of his Compensation may terminate or change his deferral election percentage (within the limits set forth above), effective as of the first day of any subsequent Plan Year, in the manner and within the time period prescribed by the Committee. In addition, a Member who makes an emergency withdrawal pursuant to Section 8.3 shall be deemed to have canceled all deferral elections for the remainder of such Plan Year.

(d) In addition, a Member who is an Employee may elect to reduce or cancel his deferral percentage with respect to his future Base Compensation effective as of the first full payroll period that begins more than three months after such reduction or cancellation is received by the Employer. Such election shall be subject to the approval of the Committee, in its sole discretion, and only one such change may be made during a Plan Year.

3.2   Employer Matching Contributions. On behalf of each Member who is an Employee, the Employer may, in its sole discretion, contribute an Employer Matching Contribution for a Plan Year in an amount that is equal to or is some percentage (as determined by the Employer) of the excess of (i) what the Employer's matching contribution under the 401(k) Plan would have been for the Member had the Member's elective deferrals of Compensation under this Plan instead been made to the 401(k) Plan and had the Employer's matching contributions thereunder been determined without consideration of any of the limits of the Internal Revenue Code, e.g., 401(a)(17), 401(k), 401(m), 402(g), and 415, over (ii) what the Employer's actual matching contributions under the 401(k) Plan are for the Member.

3.3   Other Employer Contributions. The Employer, in its sole discretion, may also contribute with respect to the one or more Members who are Employees an additional Employer Contribution for a Plan Year in such amount as the Committee may establish for such Member that Plan Year. The Committee may establish the criteria for a Member to be eligible to receive this contribution and such criteria may vary among Members.

3.4   Option Deferral Contributions.

(a) A Eligible Person may elect to defer income from the exercise of a Stock Option by making an Option Deferral Election and exercising such Stock Option as provided in accordance with this Section 3.4.

(b) An Option Deferral Election may be made by an Eligible Person giving notice to the Committee using the form prescribed by the Committee and delivering such properly completed and executed form to the Committee in the manner specified by the Committee. All Option Deferral Elections shall be irrevocable.

(c) An Option Deferral Election shall not apply to the exercise of any Stock Option occurring before the latest of (i) the first day of the Plan Year subsequent to the date of the Option Deferral Election, and (ii) the date such Eligible Person becomes a Member under the Plan.

(d) An Option Deferral Election shall apply only to the exercise of a Stock Option if, in addition to the other requirements herein, the exercise price under such Stock Option is paid entirely (other than fractional shares, which may be settled in cash) with shares of Company Stock previously acquired by the Member and continuously held by the Member for at least 6 months prior to the exercise.

(e) In the event of an exercise of a Stock Option by a Member in accordance with the forgoing requirements and subject to an Option Deferral Election that complies with the applicable requirements, the Employer shall make an Option Deferral Contribution to the Option Deferral Account for that Member. The amount of the Option Deferral Contribution shall be equal to the excess, if any, of the aggregate value of the shares of Company Stock subject to such Stock Option so exercised and covered by the Option Deferral Election over the aggregate exercise price of such shares of Company Stock. The Option Deferral Contribution shall be a notional credit to the Option Deferral Account, which shall constitute an unfunded, unsecured promise of the Employer to pay the Member as a general creditor of the Employer. The Option Deferral Contribution shall be considered to be always and fully invested in phantom shares or units of Company Stock until paid or distributed in accordance with the Plan. The obligation represented by balance of the Option Deferral Account shall be denominated in shares or units of Company Stock. No other Investment Fund or option shall be available for amounts credited to the Option Deferral Account. No amounts other than Option Deferral Contributions (as adjusted for deemed income, gain and loss thereon) shall be held in or allocated to the Class Share represented by the Option Deferral Account. The exercise price, which as required above shall be paid in previously acquired shares of Company Stock, shall be returned to the Member in the form of shares of Company Stock equal in amount to such exercise price and shall not be held in the Option Deferral Account. All distributions of or payments in respect of a Member's Option Deferral Account shall be made in shares of Company Stock (other than fractional shares, which may be settled in cash).

IV.

Allocations

4.1   Allocation of Contributions.

(a) Before-Tax Contributions shall be allocated to any one or more of the Class Shares (other than the Option Deferral Account) as determined by the Member in the whole percentages (the total of which shall equal 100%) elected by the Member with respect to each Before-Tax Contribution election.

(b) Any Employer Matching Contributions for a Plan Year shall be allocated to the Class Shares (other than the Option Deferral Account) of the Member as determined by the Committee and as of such date(s) during such Plan Year as the Committee may establish.

(c) Any Employer Contributions made for a Plan Year shall be allocated to the Class Shares (other than the Option Deferral Account) of the Member as determined by the Committee and as of the last day of such Plan Year, as the Committee may establish.

(d) Option Deferral Contributions shall be allocated to the Option Deferral Account of the Member.

4.2   Allocation of Deemed Net Income or Loss and Changes in Account Value.

(a) As of each Valuation Date, the Committee shall cause the value of the Investment Funds to be determined and the deemed net income (or net loss) of each Investment Fund for the period elapsed since the preceding Valuation Date. The deemed net income (or net loss) of each Investment Fund since the preceding Valuation Date shall be ascertained in such manner as the Committee deems appropriate, which may include the deduction of expenses, if any, of administering the Investment Fund, the Trust, and the Plan.

(b) For purposes of allocations of deemed net income (or net loss), each Member's Class Shares shall reflect such Member's deemed investment designation in a particular Investment Fund or Investment Funds; provided, however, that the Option Deferral Account shall always be deemed fully invested only in phantom shares of Company Stock. As of each Valuation Date, the deemed net income (or net loss) of each Investment Fund shall be allocated among the corresponding Class Shares of the Members.

V.

Investment of Accounts

5.1   Deemed Investment of Accounts.

(a) Other than with respect to his or her Option Deferral Account, each Member shall designate, in accordance with the procedures established from time to time by the Committee, the Member's preference for the manner in which the amounts allocated to his or her Class Shares shall be deemed to be invested from among the Investment Funds made available for such designation from time to time by the Committee, which may include a phantom Company Stock fund. The available funds shall be attached to the Plan as Attachment A. The Committee may add or delete any Investment Fund at any time. If a Member fails to make a designation, then his or her Class Shares shall be deemed to be invested in the Investment Fund designated by the Committee from time to time for such default. The Committee may establish restrictions on the Investment Funds in such manner as it deems appropriate.

(b) Other than with respect to his or her Option Deferral Account, a Member may change his or her deemed investment designation for future contributions to be allocated to his or her Class Shares. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

(c) Other than with respect to his or her Option Deferral Account, a Member may also convert his or her deemed investment designation with respect to the amounts already allocated to his or her Class Shares. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

(d) A Member's Option Deferral Account shall always be deemed fully invested in Company Stock. Such investment may be represented by a phantom Company Stock fund or such other accounting mechanism as the Committee may designate for this purpose.

VI.

Vesting of Accounts

6.1   Vesting in General. Except as set forth in this Article VI, a Member shall not possess any vested (nonforfeitable) right in an Account under the Plan.

6.2   Before-Tax Accounts. Each Member shall always be 100% vested in his Before-Tax Account.

6.3   Option Deferral Accounts. Each Member shall always be 100% vested in his or her Optional Deferral Account.

6.4   Employer Account and Employer Matching Accounts.

(a) A Member's vesting schedule for Employer Contributions and credited to his or her Employer Account and/or Employer Matching Account shall be established by the Company at the time the Employer contribution for a particular Plan Year is made to such Account, and once the schedule is established for the contributions made for such Plan Year, it may not be adversely changed.

(b) Notwithstanding the above, a Member shall have a 100% vested interest in his Employer Account and Employer Matching Account upon (1) his or her Retirement (2) his or her death while employed by the Employer, (3) termination of his or her employment as a result of Disability, or (4) a Change of Control.

(c) Notwithstanding the above, a Member who is terminated for Cause shall not be entitled to a benefit from the Employer Account or Employer Matching Account, except and to the extent the Board of the Company, in its sole discretion, waives such forfeiture.

6.5   Forfeiture of Nonvested Account Balances. With respect to a Member with a vested interest of less than 100% who ceases to be a Member of the Plan, the nonvested portion of the amounts (if any) credited to such terminated Member's Employer Account and Employer Matching Account shall be automatically forfeited on his or her date of termination as a Member of the Plan, except and to the extent the Board of the Company, in its sole discretion, waives such forfeiture.

VII.

Payment of Benefits

7.1   Time of Payment. A Member's vested benefit shall be paid, or shall commence, as applicable, as soon as reasonably practical after the Valuation Date coincident with or next succeeding the earliest of (i) the date the Member terminates his employment or ceases to be a Director, (ii) the payment date elected by a Member with respect to any Class Share in accordance with procedures set forth herein, and (iii) a Change of Control. A separate payment date election may be made for each Class Share other than the Retirement Account. Any such payment date election shall be made, (i) in the case of the Option Deferral Account, at the time of and in connection with the Option Deferral Election, and (ii) in the case of each Short-Term Account, prior to the date the first contribution is allocated to such Class Share and the distribution date for each Class Share shall not be earlier than one full calendar year following the end of the calendar year in which the first contribution is allocated to such Class Share. The Retirement Account of a Member who is an Employee when the credits to his or her Retirement Account are earned shall not be distributed prior to the earliest of such Member's (i) Retirement (or, in the case of a Member whose employment terminates prior to age 65 by other than Retirement, when such Member reaches age 65); (ii) death; (iii) termination of employment as a result of Disability; or (iv) a Change of Control; provided, however, that any Before-Tax Contributions allocated to such Member's Retirement Account may instead (at the election of the Member) be distributed upon termination of his or her employment with the Company. The Retirement Account of a Member who is a Director shall not be distributed prior to the earliest of such Member's (i) Retirement; (ii) death; (iii) Disability; or (iv) a Change of Control; provided, however, that any Before-Tax Contributions allocated to such Member's Retirement Account may instead (at the election of the Member) be distributed upon his or her no longer being a Director of the Company.

7.2   Forms of Benefit Payments.

(a) A Member who is fully vested in any Short-Term Account may select one of the following forms of payment of the balance of such Short-Term Account and his Option Deferral Account:

(i) a single lump sum payment; or

(ii) equal quarterly installment payments for a term certain not to exceed 15 years (as designated by the Member) payable to such Member and, in the event of such Member's death prior to the end of such term certain to his designated Beneficiary.

(b) A Member may select one of the following forms for payment of any vested amounts in his Short-Term Accounts and his Option Deferral Account:

(i) a single lump sum; or

(ii) equal quarterly installment payments for a term certain not to exceed 5 years (as designated by the Member) payable to such Member and, in the event of such Member's death prior to the end of the term certain to his designated Beneficiary.

No distribution will be made from any Class Share with a nonvested balance.

All distributions of and payments from a Member's Option Deferral Account shall be made in shares of Company Stock (other than fractional shares, which may be settled in cash).

For purposes of the foregoing, each "equal quarterly installment payment" shall be determined by dividing the Account balance or other amount subject to such installment payout as of the Valuation Date immediately preceding the date of such installment payment by the number of remaining installments to be paid (as designated by the Member). The fact that the amount of any or all of such installment payments is different from the preceding or succeeding payments due to changes in value of the Account over time (e.g., due to deemed investment income, gains, losses or other things) shall not prevent such installments from being considered to constitute "equal quarterly installment payments" within the meaning of this Section 7.2.

(c) A Member may either elect or change an existing election, on the form prescribed by the Committee, one of the above forms of payment during the enrollment period before the beginning of a Plan Year for each Short-Term Account. Except as provided in Paragraph (d) below, such election shall be irrevocable by the Member and shall remain in effect for all subsequent Plan Years unless prior to any such Plan Year the Member makes a new election for that Plan Year. In the event a Member fails to elect the form in which his benefit payments are to be made prior to the date he first becomes entitled to a distribution, such benefit payments shall be deemed to have been elected by such Member to be in the form of a single lump sum payable to such Member.

(d) With the consent of the Committee, a Member shall be entitled to change his elected form of benefit payment with respect to any or all of his or her Retirement Account or Short-Term Account; provided, that, no such change shall be effective if the Member's employment with the Employer terminates within the period from the date the change is requested through the calendar year following the request of such change for any reason other than death or as a result of a total and permanent disability that occurs after such change. Any Member's Retirement Account or Short-Term Account that is within one calendar year of a scheduled distribution will be frozen during that calendar year. No contributions, distributions, or changes to the distribution schedule will be allowed in that Retirement Account or Short-Term Account during the frozen period.

(e) Notwithstanding the foregoing, all Accounts shall be paid in a lump sum as soon as practical on or following a Change of Control.

7.3   Cash-Out of Benefit. The Committee, in its sole discretion, may accelerate the payment of a terminated Member's or a Beneficiary's vested interest at any time, notwithstanding the form of benefit payment elected by the Member.

7.4   Claims Review.

(a) In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period and the claimant is so informed prior to the expiration of the initial ninety-day period), which notice shall:

(i) State the specific reason or reasons for the denial or modification;

(ii) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(iii) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(iv) Explain the Plan's claim review procedure as provided in Paragraph (b) below.

(b) In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary, or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

(c) In the event that a claim for Plan benefits involves a determination of Disability, such determination shall be made according to the claims procedure set forth in the Company's Long-Term Disability Plan.

VIII.

In-Service Withdrawals

8.1   Advance Notice Withdrawals. A Member may, by giving proper notice to the Committee at least two full Plan Years in advance of the designated date of withdrawal, withdraw all or a specified portion of his or her vested Accounts as of such designated future date.

8.2   Penalty Withdrawals.

(a) A Member may, without two Plan Years advance notice, but only once in any Plan Year, withdraw all or a portion of his or her vested Account(s) (other than his or her Option Deferral Account) by giving advance notice in the manner prescribed by the Committee; provided, however, that upon any such withdrawal the Member shall forfeit a vested amount equal to 10% of the amount then being withdrawn.

(b) A Member who makes a withdrawal pursuant to Paragraph (a) above shall be suspended from making any further contributions to or deferrals under the Plan beginning with the date of such withdrawal and continuing through the end of the Plan Year following the Plan Year of the withdrawal.

8.3   Emergency Withdrawals. A Member who has an Unforeseeable Financial Emergency, as determined by and in the discretion of the Committee, may withdraw from his or her Account(s) an amount not to exceed the lesser of (1) the vested interest of such Accounts or (2) the amount determined by the Committee as being necessary to meet the Member's Unforeseeable Financial Emergency, considering for such determination, any change in such Member's financial condition that will result from a cancellation of his deferral election(s) for the balance of that Plan Year.

8.4   General Provisions.

(a) Withdrawals pursuant to Sections 8.2 and 8.3 shall be made as soon as administratively possible by executing and filing with the Employer the form prescribed by the Committee prior to such date; all other withdrawals shall be made in the first quarter of the applicable Plan Year.

(b) If a Member's Account from which a withdrawal is to be made is deemed invested in more than one Investment Fund, such withdrawal will be made pro-rata from each Investment Fund within the Account, if less than the whole Class Share.

(c) Any withdrawals shall come from the designated Class Share aggregate balance of such Member's Before-Tax Account, the Member's vested interest in his Employer Matching Contribution Account, and the Member's vested interest in his Employer Account, if any.

(d) All withdrawals shall be paid in either a single lump sum cash payment or in equal installment payments in intervals to be designated by the Member but no more frequently than quarterly and to be paid over a period not to exceed five years; provided, however, the minimum aggregate amount that may be elected to be paid in the installments is $25,000. For purposes of the foregoing, each "equal installment payment" shall be determined by dividing the Account balance or other amount subject to such installment payout as of the Valuation Date immediately preceding the date of such installment payment by the number of remaining installments to be paid (as designated by the Member). The fact that the amount of any or all of such installment payments is different from the preceding or succeeding payments due to changes in value of the Account over time (e.g., due to deemed investment income, gains, losses or other things) shall not prevent such installments from being considered to constitute "equal installment payments" within the meaning of this Section 8.4(d).

(e) A Member who has filed a withdrawal election pursuant to Section 8.1 may change the form of such distribution and/or defer the Plan Year of payment by filing a new election with the Committee at least 12 months in advance.

(f) This Article shall not be applicable to a Member following his termination of employment with the Employer or ceasing to be a Director.

IX.

Administration of the Plan

9.1   Appointment of Committee. The general administration of the Plan shall be vested in the Committee, which shall be appointed by the Board of the Company and shall consist of one or more persons. Any individual, whether or not an Employee, is eligible to become a member of the Committee. The Committee shall be the Plan "administrator" with respect to the general administration of the Plan.

9.2   Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he or she resigns, dies, or is removed by the Board. At any time during his term of office, a member of the Committee may resign by giving written notice to the Board and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an Employee shall automatically cease to be a member of the Committee as of the date he or she ceases to be employed by the Employer or a subsidiary.

9.3   Officers, Records, and Procedures. The Committee may select officers and may appoint a secretary who need not be a member of the Committee. The Committee shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or Beneficiary such records as pertain to that individual's interest in the Plan. The Committee shall designate the person or persons who shall be authorized to sign for the Committee and, upon such designation, the signature of such person or persons shall bind the Committee.

9.4   Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, provided such rules, regulations, and bylaws are evidenced in writing and copies thereof are delivered to the Company, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan. In all cases, the construction necessary for the Plan to qualify as an unfunded plan of deferred compensation for a select group of management or highly compensated employees under the applicable provisions of the Act and the Internal Revenue Code shall control;

(c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e) To determine in its discretion all questions relating to eligibility;

(f) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

(g) To prepare, file, and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of the Act;

(h) To furnish the Employer any information necessary for the preparation of such Employer's tax return or other information that the Committee determines in its discretion is necessary for a legitimate purpose;

(i) To require and obtain from the Employer and the Members any information or data that the Committee determines is necessary for the proper administration of the Plan;

(j) To receive and review reports from the Trustee, if any, and from investment managers, if any, as to the financial condition of the Trust Fund, if any, including its receipts and disbursements; and

(k) To establish or designate Investment Funds as deemed investment options as provided in Article V.

9.5   Employer to Supply Information. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

9.6   Indemnification of Employees Administering Plan. The Company shall indemnify and hold harmless each member of the Committee who is an Employee and each other Employee who is a delegate of the Committee against any and all expenses and liabilities arising out of such individual's administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual's own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. Such expenses shall be promptly paid by the Company as they are incurred by the Member upon receipt of evidence of such amount reasonably satisfactory to the Company.

X.

Unfunded Nature of Plan

10.1   Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Further, it is the intention of the Employer that the Plan be unfunded for purposes of the Internal Revenue Code and Title I of the Act. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Plan benefits herein provided are to be paid out of the Employer's general assets, and Members (and their Beneficiaries) shall have the status of general unsecured creditors of the Employer. It is specifically recognized by each Employer and each Member that the Member must rely on the assets and general credit of his or her Employer and not to the assets or general credit of any other Employer participating in the Plan. Nothing contained in this agreement shall constitute a guarantee by the Company or any Employer that the assets of such Employer will be sufficient to pay any benefits under the Plan.

10.2   Discretionary Establishment of Rabbi Trust. The Chief Executive Officer, in his sole discretion, may establish the Trust and authorize the Company to enter into the Trust Agreement. Any Employer may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Members and their Beneficiaries out of the Trust Fund. In such event, the Employer shall remain the owner of its Equitable Share of the assets in the Trust Fund and the assets of such Equitable Share shall be subject to the claims of general creditors of each Employer if an Employer ever becomes Insolvent. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund. The maintenance of the Plan or the Trust shall not create a lien, claim, encumbrance, right, title or other interest of any kind in the Member in any asset held by the Company or any Employer, contributed to the Trust created, or otherwise designated to be sued for payment of any obligations created in this Plan. No specific assets of the Company or any Employer have been or will be transferred to the Trust or will be pledged for the performance of the Employer's obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Employers.

10.3   Irrevocable Subject to Certain Exceptions. Subject only to the exceptions in this Section, all contributions to, all assets held in, and all earnings of the Trust shall be solely and irrevocably dedicated, to the payment of (a) the deferred compensation described in the Plan for the benefit of the Members and (b) the reasonable expenses of administering the Trust until the liabilities under the Plan have been satisfied in full, at which time the Trust shall terminate as provided in Section 12.3. However, the Equitable Share of the Trust for an individual Employer shall be subject to judgment creditors and/or general creditors of that Employer if that Employer become Insolvent. To that end if the Trustee receives notice from any Employer pursuant to Section 5.3, the Trustee shall suspend payment of all benefits to Members who earned benefits through employment with that Employer and shall hold that Employer's Equitable Share of the Trust for the benefit of that Employer's judgment creditors and/or general creditors as the case may be. Further, if the Trustee receives written allegations of an Employer's Insolvency from any other source, the Trustee shall suspend the payment of all benefits under the Plan to Members who earned benefits through employment with that Employer and shall hold all of that Employer's Equitable Share of the Trust for the benefit of that Employer's general creditors, and must determine within 30 days whether that Employer is solvent. However, the Trustee shall resume payments, including any benefits suspended, if it determines that Employer is solvent. In the case of the Trustee's actual knowledge of a levy on the Equitable Share of any Employer in the Trust by a judgment creditor or the Trustee's actual knowledge of or determination of any Employer's Insolvency, the Trustee shall deliver the Equitable Share of that Employer in the Trust as directed by a court of competent jurisdiction.

XI.

Amendment of Plan

11.1   Right to Amend Plan. The Company, by action of the Board, shall have the sole, absolute and unconditional right to amend any or all of the provisions of the Plan at any time, in whole or in part; provided, however, that no amendment shall be made that would materially impair the rights of a Member with respect to the vested interest of such Member in the amounts allocated to such Member's Account as of the date of such amendment. Each Employer other than the Company shall be deemed to have adopted any amendment made by the Company. No amendment shall increase the duties of the Trustee without its written consent. All such amendments shall be executed by an authorized officer of the Company.

XII.

Termination of Plan

12.1   Right to Terminate Plan. The Board shall have the absolute and unconditional right to terminate the Plan at any time hereafter on behalf of the Company and any or all Employers.

12.2   Procedure in the Event of Plan Termination.

(a) If the Plan is terminated, each Member shall be 100% vested in all Accounts effective as of the termination date. Unless the Plan is otherwise amended prior to dissolution of the Company, the Plan shall terminate as of the date of dissolution of the Company.

(b) Upon termination of the Plan, any previously unallocated contributions and deemed net income (or net loss) shall be allocated among the Accounts of the Members on such date of termination according to the provisions of the Plan, as if such date of termination were a Valuation Date. Thereafter, any deemed net income (or net loss) shall continue to be allocated to the Accounts of the Members until the balances of the Accounts are distributed.

(c) In the case of a termination of the Plan prior to a Change in Control, the balance of the Account of each Member shall be paid to such Member at the time and in the manner selected by the Committee in its discretion (without regard to any form (or time) of benefit payment elected or deemed elected by such Member), which may include the payment of a single lump sum cash payment in full satisfaction of all of such Member's benefits hereunder.

12.3   Termination of Trust. The Trust shall not terminate until the date on which Members and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon the termination of the Trust, any assets remaining in the Trust shall be returned to the Employers in accordance with their Equitable Shares, at the direction of the Committee. Upon written approval of Members or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Sponsor may terminate the Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Employers in the ratio of their Equitable Shares, at the direction of the Committee.

XIII.

Adoption by Subsidiaries

13.1   Procedure for and Status After Adoption. Any Subsidiary may, with the approval of the Committee, adopt the Plan by appropriate action of its board of directors. The terms of the Plan will apply separately to each Subsidiary adopting the Plan and its Members in the same manner as is expressly provided for the Company and its Members except that the powers of the Board and the Committee under the Plan shall be exercised by the Board alone. The Company and each Subsidiary adopting the Plan shall bear the cost of providing plan benefits for its own Members. It is intended that the obligation of the Company and each Subsidiary with respect to its Members shall be the sole obligation of the Company that is employing the Member and shall not bind any other Employer.

13.2   Termination of Participation By Adopting Subsidiary. Any Subsidiary that adopts the Plan may, by appropriate action of its board of directors, terminate its participation in the Plan. The Committee may, in its discretion, also terminate a Subsidiary's participation in the Plan at any time. The termination of the participation in the Plan by a Subsidiary shall not, however, affect the rights of any Member who is working or has worked for the Subsidiary as to amounts previously credited in his Accounts.

XIV.

Miscellaneous Provisions

14.1   Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time, nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person's right to terminate his employment at any time.

14.2   Alienation of Interest Forbidden. Except as otherwise provided with respect to "qualified domestic relations orders" pursuant to section 206(d) of the Act and sections 401(a)(13) and 414(p) of the Internal Revenue Code, and except as otherwise provided under other applicable law, no right or interest of any kind in any benefit shall be transferable or assignable by any Member or any Beneficiary or be subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment, execution, or levy of any kind. Any Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of any "qualified domestic relations order," including an order that requires distributions to an alternate payee prior to a Member's "earliest retirement age" (as such term is defined in section 206(d)(3)(E)(ii) of the Act and section 414(p)(4)(B) of the Code) and shall establish appropriate procedures to effect the same.

14.3   Payments to Minors and Incompetents. If a Member or Beneficiary entitled to receive a benefit under the Plan is a minor, is determined by the Committee in its discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for a benefit provided under the Plan, the Committee may pay such benefit to the duly appointed guardian or conservator of such Member or Beneficiary for the account of such Member or Beneficiary. If no guardian or conservator has been appointed for such Member or Beneficiary, the Committee may pay such benefit to any third party who is determined by the Committee, in its sole discretion, to be authorized to receive such benefit for the account of such Member or Beneficiary. Such payment shall operate as a full discharge of all liabilities and obligations of the Committee, the Employer, and any fiduciary of the Plan with respect to such benefit.

14.4   Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof, but each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

14.5   Withholding of Taxes. The Company shall withhold or cause to be withheld from a Member's current compensation and from all payments made to Members and Beneficiaries pursuant to the Plan all applicable income, FICA and any other taxes required to be withheld by the payor.

14.6   Jurisdiction. The situs of the Plan hereby created is Texas. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

EXECUTED effective for all purposes as provided above.
TETRA TECHNOLOGIES, INC.

By: /s/ Geoffrey M. Hertel
Name: Geoffrey M. Hertel
Title: President & Chief Executive Officer